Company Contacts: Tom Chesterman Tel: 510.601.2000 investor@bionovo.com	Investor Contacts: Joe Diaz, Robert Blum Joe Dorame Lytham Partners, LLC Tel: 602.889.9700 bnvi@lythampartners.com

Bionovo Announces 2009 Highlights and Year-End Financial Results

EMERYVILLE, Calif. -- March 15, 2010 -- Bionovo, Inc. (NASDAQ: BNVI) today announced financial results for the year ended December 31, 2009.

“2009 was a year of continued regulatory progress and scientific discovery,” said Isaac Cohen, O.M.D., Bionovo’s Chairman and Chief Executive Officer. “We have primarily focused on accomplishing the many tasks necessary for the progression of our menopausal hot flash drug candidate, Menerba, to the next level of clinical development. Specifically, we believe we have all the necessary manufacturing process controls and analytical methods in place for consistent production of the drug. 2010 is poised to be an eventful year for Bionovo as we expect to be able to initiate the next stage of clinical trials for Menerba by mid-year.”

Dr. Cohen continued, “In addition to our efforts to move Menerba through the approval process we completed many important scientific and clinical tasks supporting our cancer drug candidate portfolio. We can now confidently assert that we have a robust drug pipeline with multiple, validated drug candidates in both cancer treatment and women’s health. Since Bionovo is engaged in its own discovery and development process, it should be noted that we own 100% of the rights on all of our drug candidates.”

Mary Tagliaferri, M.D., Bionovo’s President and Chief Medical Officer, added, “The accomplishments of the Bionovo team have clearly been recognized by the scientific and clinical community, as more and more key opinion leaders become educated and involved in our exciting future. We look forward to 2010 as a year for pivotal clinical progress and commercial partnering development.”

Key Events and Milestones

•
Publication of data in multiple articles on the active compound and mechanism of action for cancer treatment, BN108 (formerly known as AA102). BN108 selectively inhibits mTORC1 and induces endoplasmic reticulum stress in cancer cells and not in normal cells. The drug therefore has a dual killing effect, as evident by the fact that restoring one of the paths affected does not prevent the killing effect. This preferential effect of BN108 will most likely result in little collateral toxicity, which is commonly observed with current cancer chemotherapies.

•
Publication of data describing gene regulation in multiple cell lines by several of our estrogen receptor beta drug candidates, demonstrating that Bionovo’s plant-derived ER beta compounds are selective and regulate different genes which will result in different potential pharmacological uses. In addition, our studies have indicated that these compounds do not promote breast or endometrial cancer in animal models, unlike estrogen therapies. This suggests that these ER beta-selective compounds could lead to safer, more appealing therapies for menopausal disorders.

•
Publication of final study results from our Phase 1B trial of Bezielle for metastatic breast cancer. Bezielle showed an excellent safety and tolerability profile. It also showed promising early efficacy in a difficult-to-treat population, including stable disease and tumor regression.

•	International presentation of final study results from our Phase 2 trial of Menerba for menopausal vasomotor symptom treatment. These results included:

--	After 12 weeks of treatment, there was a statistically significant decrease in frequency of all hot flashes in the higher dose of Menerba (p=0.04).
--	There was a clear dose response trend in multiple efficacy analyses.
--
Menerba reduced the number of times women were awakened from sleep due to hot flashes (night sweats). The median percent reduction in night sweats in the higher dose of Menerba was 67%, statistically superior to placebo (p=0.05).

--	Compliance and study retention was excellent: 98% of participants completed the trial, with 91% of participants taking at least 75% of the assigned study medication.
--	The only statistically significant adverse event was "transient loose stools" (12% on Menerba vs. 3% on placebo).
--
During the trial, there was no difference in the number of uterine bleeding episodes between the treatment groups and placebo and no cases of endometrial hyperplasia or uterine cancer, further demonstrating Menerba's excellent safety profile.

--	After 12 weeks of treatment, participants taking Menerba experienced lower body mass index and weight compared to those on placebo.

•
Publication describing novel female-specific drug candidates that include Bionovo’s novel plant-derived, tissue-selective estrogen receptor alpha (ERa) modulators (TSERaM) for the treatment of obesity.  These TSERaMs represent an exciting new class of drugs that have the potential to protect postmenopausal women from weight gain and metabolic syndrome without increasing the risks of breast and endometrial cancer like estrogens used in hormone therapy.

•
Publication of data on potential increase in breast cancer risk due to the inhibitory effect of tamoxifen treatment on estrogen receptor beta. This is an essential step in developing new strategies to prevent and treat breast cancer. The knowledge we obtained from the positive clinical effects of tamoxifen combined with recent discoveries of the different roles played by the two estrogen receptors is critical for the future generation of therapies for this important indication. Tamoxifen has been successfully used to treat and prevent breast cancer. However, some breast tumors become resistant to its effects. So, it is critical to discover new estrogens that work through a different mechanism. Bionovo has been developing methods to discover more selective drugs for breast cancer treatment and prevention and, to date, has identified numerous ERb-selective drugs. This study provides the biological rationale for advancing ERb drugs for the treatment of breast cancer, which potentially will be important, novel therapies for this indication.

•
Publication describing the first novel dual mTOR inhibitor (mTORC1 and mTORC2), our drug candidate BN107, for the treatment of breast cancer.  The mTOR pathway as a target for cancer therapies has been actively pursued by many pharmaceutical companies. To the Company's knowledge, this is the first report demonstrating effective inhibition of both mTOR complexes concomitantly through a novel mechanism. BN107 has a potentially unique way to target a specific sub-group of breast cancer cells that currently has no selective treatment.

•	Successful financing for $17.4 million of net proceeds in a fully marketed public offering.

•	Notable additions to our network of advisors and consultants, including leading healthcare professionals with extensive experience in the development of therapeutic treatments, including:

o	Daniel Shames, M.D., former Director of the Division, Reproductive and Urologic Drug Products, U.S. Food and Drug Administration (FDA).
o	David Lin, former Chemistry Reviewer for the Office of New Drug Products, including Division, Reproductive and Urologic Drug Products, U.S. Food and Drug Administration (FDA).

•	During 2009, Bionovo significantly strengthened its Scientific Advisory Board (SAB) and Medical Advisory Board (MAB) with the addition of several world-renowned scientists and clinicians, including:

o	Jan Ake Gustafsson, M.D., Ph.D., member, National Academy of Sciences and formerly of the Karolinska Institute
o	Bert W. O'Malley, M.D., Recipient of the 2008 National Medal for Science, member, the National Academy of Sciences, and currently at the Baylor College of Medicine
o
Willa Hsueh, M.D., Co-Director of the Diabetes Research Center at The Methodist Hospital Research Institute and Chief of the Division of Diabetes, Obesity and Lipids in the Department of Medicine at The Methodist Hospital (TMHRI)

o	John Baxter, M.D., Senior Member and Co-Director of the Center for Diabetes Research at The Methodist Hospital Research Institute, and Head of Endocrinology at the Methodist Hospital
o	Debu Tripathy, M.D., Professor of Medicine and Co-Director of the Women’s Cancer Program at the University of Southern California
o	Steven Goldstein, M.D., Director of Gynecologic Ultrasound at the New York Medical Center, and the author of many seminal works on uterine safety.
o	Marco Gambacciani, M.D., Professor of Obstetrics and Gynecology and Director of the Menopause Research Clinic at the Santa Chiara Univeristy Hospital in Pisa, Italy.

Full Year Results

For the year ended December 31, 2009 total revenues were $0.3 million compared with $0.2 million for the same period in 2008. Revenues in 2009 consisted of a National Institute of Health (NIH) grant drawdown combined with approximately $55,000 in limited research services revenue, whereas revenues in 2008 included only the NIH grant.

For the year ended December 31, 2009 total operating expenses were $16.6 million compared with $17.5 million for the same period in 2008. The decrease in 2009 operating expenses are primarily due to decreases in clinical trial expenses partially offset by increases in expenses to support our Menerba manufacturing process development.

The net loss for the year ended December 31, 2009 was $16.4 million, or $0.20 per share, compared with a net loss of $16.7 million, or $0.22 per share, for the same period in 2008. The year-over-year decrease in net loss was driven primarily by the decreased activity related to our clinical trials.

As of December 31, 2009, cash, cash equivalents and short-term investments totaled approximately $15.9 million compared to $13.6 million at December 31, 2008. The increase is due to the public offering completed in October of 2009 resulting in net proceeds of $17.4 million, partially offset by cash used in operating activities. The net cash used in operating activities for 2009 was $13.3 million, compared with $15.3 million in 2008.

2010 Expense and Cash Guidance

Operating expenses in 2010 are expected to follow a run-rate of $1.0-1.5 million per month. Operating expenses will increase from the current run rate of $1.0 million per month when clinical trial activities increase.

The Company currently has enough funds to continue operating through 2010 into the first quarter of 2011. The Company will need to seek additional funding prior to that time, in order to continue operations and/or to increase the clinical testing program and other research.

Conference Call

The Company will conduct a conference call and web cast to review the financial results and the Company’s plans for 2010 later today, Monday, March 15, 2010 at 5:00 p.m. ET.

Interested parties can access the call by dialing (800) 860-2442 or (412) 858-4600, or can listen via a live Internet web cast, which can be found at http://bionovo.com/investors/events. A replay of the call will be available via web cast at http://bionovo.com/investors/events or by playback at (877) 344-7529 or (412) 317-0088, conference code 438591, through March 18, 2010.

About Bionovo, Inc.
Bionovo, Inc. is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, "BNVI". For more information about Bionovo and its programs, visit: http://www.bionovo.com.

Forward Looking Statements
This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Financial Tables on Following Pages

Bionovo, Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,		Accumulated from February 1, 2002 (Date of inception) to December 31,
	2009	2008	2009	2008	2009
	(in thousands, except per share data)

Revenues	$126	$233	$288	$233	$1,180

Operating expenses:
Research and development	3,006	2,534	12,499	11,416	39,706
General and administrative	943	1,245	4,053	6,097	17,602
Merger cost	-	-	-	-	1,964
Total operating expenses	3,949	3,779	16,552	17,513	59,272

Loss from operations	(3,823)	(3,546)	(16,264)	(17,280)	(58,092)

Change in fair value of warrant liability	-	-	-	-	831
Interest income	9	91	84	730	2,074
Interest expense	(18)	(30)	(95)	(129)	(460)
Other expense	(5)	-	(88)	(17)	(153)
Loss before income tax	(3,837)	(3,485)	(16,363)	(16,696)	(55,800)
Income tax provision	1	(1)	(1)	(4)	(14)
Net loss	$(3,836)	$(3,486)	$(16,364)	$(16,700)	$(55,814)
Basic and diluted net loss per common share	$(0.04)	$(0.05)	$(0.20)	$(0.22)	$(1.18)
Shares used in computing basic and diluted net loss per share	105,501	76,363	83,623	76,353	47,345

Bionovo, Inc.
(A Development Stage Company)
Consolidated Balance Sheets

	December 31,
	2009	2008
	(unaudited)	(Note *)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$2,799	$3,270
Short-term investments	13,135	10,292
Receivables	251	126
Prepaid expenses	214	334
Other current assets	161	471
Total current assets	16,560	14,493
Property and equipment, net	6,197	6,938
Patent pending, net	822	575
Other assets	570	498
Total assets	$24,149	$22,504

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$311	$521
Accrued compensation and benefits	367	456
Current portion of lease obligations	476	682
Current portion of notes payable	59	-
Other current liabilities	823	668
Total current liabilities	2,036	2,327
Non-current portion of lease obligations	96	545
Non-current portion of notes payable	121	-
Total liabilities	2,253	2,872

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock $0.0001 par value, 190,000,000 shares authorized, 107,518,690 and 76,363,101 shares outstanding at December 31, 2009 and 2008, respectively	11	8
Additional paid-in capital	77,704	59,050
Accumulated other comprehensive (loss) income	(5)	24
Accumulated deficit	(55,814)	(39,450)
Total shareholders’ equity	21,896	19,632
Total liabilities and shareholders’ equity	$24,149	$22,504

* The balance sheet at December 31, 2008 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.